EXHIBIT h.6

                          EXPENSE LIMITATION AGREEMENT
                           PHOENIX INSIGHT FUNDS TRUST





















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                          EXPENSE LIMITATION AGREEMENT

                           PHOENIX INSIGHT FUNDS TRUST

         This Expense Limitation Agreement (the "Agreement") is effective as of May 18, 2006 by and between Phoenix Insight Funds Trust, a Massachusetts business trust (the "Registrant"), on behalf of the series of the Registrant listed in Appendix A (each a "Fund" and collectively, the "Funds"), and the Distributor of the Fund, Phoenix Equity Planning Corporation, a Connecticut Corporation (the "Distributor") for the Exchange Shares of the Fund.

         WHEREAS, the Distributor and the Registrant have entered into a distribution agreement to offer shares of the Fund (the "Distribution Agreement"); and

         WHEREAS, the Distributor renders services to the Fund pursuant to the Distribution Agreement and pursuant to the terms and provisions of the Exchange Shares' shareholder servicing plan, as may be amended from time to time, entered into between the Registrant and the Distributor (the "Shareholder Servicing Plan"); and

         WHEREAS, the Distributor desires to maintain the Shareholder Services Plan fee of the Fund at a level below the level to which each such Fund might otherwise be subject; and

         WHEREAS, the Distributor understands and intends that the Registrant will rely on this Agreement in preparing amendments to the Registrant's registration statement on Form N-1A and in computing the average daily net asset value of the net assets of the Registrant, and expressly permits the Registrant to do so.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Limit on Fund Fees. The Distributor hereby agrees to waive the Fund's Exchange Shares' fees at a specified rate ("Expense Waiver") as noted for the Exchange Shares of the Fund in Appendix A of this Agreement.

         2. Recoupment of Fees and Expenses. The Distributor agrees that it shall not be entitled to be reimbursed by a Fund for any expenses that it has waived or limited with respect to the Exchange Shares of the Fund.

         3. Term, Termination and Modification. This Agreement shall become effective on the date specified herein and shall remain in effect until April 30, 2007, unless sooner terminated as provided below in this Paragraph. The Distributor may provide written notice to the Fund, on behalf of its Exchange Shares, of the termination of this Agreement, or the modification to the Expense Waiver specified for the Exchange Shares of the Fund in Appendix A of this Agreement, within thirty (30) days of the end of the then current term for that Fund. This Agreement may be terminated by the Registrant on behalf of the Exchange Shares of the Fund at any time without payment of any penalty or by the Board of Trustees of the Registrant upon thirty (30) days' written notice to the Distributor.


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                  In addition, this Agreement shall terminate with respect to the Exchange Shares of the Fund upon termination of the Shareholder Servicing Plan.

         4. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         5. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

         6. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

         8. Computation. At the end of any month during which this Agreement is in effect, the Distributor shall waive its fee under the Exchange Shares' Shareholder Servicing Plan in an amount that is equal to the Expense Waiver as computed on the last day of the month, based on the average net assets for the period.

         9. Limitation of Liability. The names "Phoenix Insight Funds Trust" and "Trustees of Phoenix Insight Funds Trust" refer respectively to the Trust created and the Trustees as trustees but not individually or personally, acting from time to time under a Declaration of Trust, as amended, which is hereby referred to and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Phoenix Insight Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

PHOENIX INSIGHT FUNDS TRUST                 PHOENIX INVESTMENT COUNSEL, INC.


By: /s/ Francis G. Waltman                  By: /s/ John H. Beers
    ------------------------------              ------------------------------
         Francis G. Waltman                          John H. Beers
         Senior Vice President                       Vice President and Clerk


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                                   APPENDIX A
                                 EXCHANGE SHARES

                                                                                  BOARD
                                                                  MAXIMUM        APPROVED
PHOENIX FUND                                                      PLAN FEE         FEE                FEE WAIVER
------------                                                      --------         ---                ----------

Phoenix Insight Money Market Fund                                  0.10%           0.05%                0.05%


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